------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Stanton           John              W.           VoiceStream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
 VoiceStream Wireless Corporation                 Number of Reporting        Month/Year          X  Officer (give     Other (specify
 12920 SE 38th St.                                Person                        4/2001          ---- title below) --- below)
--------------------------------------------      (Voluntary)             -------------------
                  (Street)
 Bellevue           WA              98006                                 5. If Amendment,      Chairman and Chief Executive Officer
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
 USA                                                                                         7. Individual or Joint/Group Filing
--------------------------------------------                              -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/2/2001   S          5,000.00(1)    D     $ 92.5461                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/3/2001   S          5,000.00(1)    D     $ 88.1129                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/4/2001   S          5,000.00(1)    D     $ 91.8981                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/5/2001   S          5,000.00(1)    D     $ 96.4939                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/6/2001   S          5,000.00(1)    D     $ 93.8453                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/9/2001   S          5,000.00(1)    D     $ 95.2301                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/10/2001   S          5,000.00(1)    D     $101.4405                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/11/2001   S          5,000.00(1)    D     $ 99.8039                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/12/2001   S          5,000.00(1)    D     $ 99.8533                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/16/2001   S          5,000.00(1)    D     $ 99.2415                           D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.      Page 1 of 14 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     Underlying            of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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--------------------------------------------------------------------------
Explanation of Responses:
1. The sale was pursuant to a Rule 10b5-1 plan on file with the Company.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JOHN W. STANTON             5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                     John W. Stanton

Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                      Page 2 of 14
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)

------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Stanton      John      W.                  VoiceStream Wireless Corporation (VSTR)          to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
VoiceStream Wireless Corporation                  Number of Reporting        Month/Year          X  Officer (give     Other (specify
3650 131st Avenue SE, Ste. 400                    Person                     4/2001             ---- title below) --- below)
--------------------------------------------      (Voluntary)             -------------------
                  (Street)                                                5. If Amendment,      Chairman and Chief Executive Officer
 Bellevue          WA                98006                                   Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
--------------------------------------------                                                      X   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/17/2001    S         5,000.00(1)   D     $97.2928                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/18/2001    S         5,000.00(1)   D     $103.465                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/19/2001    S         5,000.00(1)   D     $104.317                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/20/2001    S         5,000.00(1)   D    $103.8829                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/23/2001    S         5,000.00(1)   D    $103.0019                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/24/2001    S         5,000.00(1)   D    $104.3754                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/25/2001    S         5,000.00(1)   D    $105.0963                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/26/2001    S         5,000.00(1)   D    $103.8201                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/27/2001    S         5,000.00(1)   D    $104.1025                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/30/2001    S         5,000.00(1)   D     $105.549                            D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.    Page 3 of 14   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ John W. Stanton             5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                               John W. Stanton


Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                      Page 4 of 14
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)

------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Stanton          John              W.           VoiceStream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
3650 131st Avenue SE, Ste. 400                    Number of Reporting        Month/Year          X  Officer (give     Other (specify
--------------------------------------------      Person                    4/2001              ---- title below) --- below)
                  (Street)                        (Voluntary)             -------------------
Bellevue            WA             98006                                  5. If Amendment,      Chairman and Chief Executive Officer
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/30/2001  S          28,017.00(1)   D     $106.0435      2,785,804.00         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/2/2001   S           3,000.00(1)   D     $ 92.5461                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/3/2001   S           3,000.00(1)   D     $ 88.1129                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/4/2001   S           3,000.00(1)   D     $ 91.8981                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/5/2001   S           3,000.00(1)   D     $ 96.4939                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/6/2001   S           3,000.00(1)   D     $ 93.8453                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   4/9/2001   S           3,000.00(1)   D     $ 95.2301                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                  4/10/2001   S           3,000.00(1)   D     $101.4405                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                  4/11/2001   S           3,000.00(1)   D     $ 99.8039                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                  4/12/2001   S           3,000.00(1)   D     $ 99.8533                           1      by PN Cellular
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JOHN W. STANTON             5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                   Page 6 of 14                              John W. Stanton

Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                            Page 2
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)


------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Stanton        John            W.           VoiceStream Wireless Corporation (VSTR)          to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------     X Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
VoiceStream Wireless Corporation                  Number of Reporting        Month/Year           X Officer (give     Other (specify
3650 131st Avenue SE, Ste 400                     Person                     4/2001             ---- title below) --- below)
--------------------------------------------      (Voluntary)             -------------------   Chairman and Chief Executive
                  (Street)                                                5. If Amendment,      Officer
Bellevue           WA             98006                                      Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
 USA                                                                      -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/16/2001    S        3,000.00(1)   D      $ 99.2415                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/17/2001    S        3,000.00(1)   D      $ 97.2928                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/18/2001    S        3,000.00(1)   D      $103.465                            I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/19/2001    S        3,000.00(1)   D      $104.317                            I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/20/2001    S        3,000.00(1)   D      $103.8829                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/23/2001    S        3,000.00(1)   D      $103.0019                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/24/2001    S        3,000.00(1)   D      $104.3754                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/25/2001    S        3,000.00(1)   D      $105.0983                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/26/2001    S        3,000.00(1)   D      $103.8201                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/27/2001    S        3,000.00(1)   D      $104.1025                           I          By PN
                                                                                                                         Cellular
------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.        /s/ John W. Stanton         5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.                          John W. Stanton
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)


------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Stanton            John              W.           Voicestream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
VoiceStream Wireless Corporation                  Number of Reporting        Month/Year          X  Officer (give     Other (specify
3650 131st Avenue SE, Ste. 400                    Person                       4/2001           ---- title below) --- below)
--------------------------------------------      (Voluntary)             -------------------
                  (Street)                                                5. If Amendment,      Chairman and Chief Executive Officer
Bellevue           WA              98006                                     Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/30/2001   S          3,000.00(1) D        $105.549                        I         By PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/30/2001   S         16,151.00(1) D        $106.0435    1,595,496.00       I         By PN Cellular
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/2/2001    S          2,300.00(1) D         $92.5461                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/3/2001    S          2,300.00(1) D         $88.1129                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/4/2001    S          2,300.00(1) D         $91.8981                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/5/2001    S          2,300.00(1) D         $96.4939                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/6/2001    S          2,300.00(1) D         $93.8453                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/9/2001    S          2,300.00(1) D         $95.2301                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/10/2001   S          2,300.00(1) D        $101.4405                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/11/2001   S          2,300.00(1) D         $99.8039                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JOHN W. STANTON             5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                 John W. Stanton


Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                     Page 10 of 14
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)

------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Stanton            John              W.           Voicestream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
VoiceStream Wireless Corporation                  Number of Reporting        Month/Year          X  Officer (give     Other (specify
3650 131st Avenue SE, Ste. 400                    Person                     4/2001             ---- title below) --- below)
--------------------------------------------      (Voluntary)             -------------------
                  (Street)                                                5. If Amendment,      Chairman and Chief Executive Officer
Bellevue           WA              98006                                     Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/12/2001   S          2,300.00(1) D         $99.8533                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/15/2001   S          2,300.00(1) D         $99.2415                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/17/2001   S          2,300.00(1) D         $97.2928                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/18/2001   S          2,300.00(1) D         $103.465                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/19/2001   S          2,300.00(1) D         $104.317                       I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/20/2001   S          2,300.00(1) D         $103.8829                      I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/23/2001   S          2,300.00(1) D         $103.0019                      I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/24/2001   S          2,300.00(1) D         $104.3754                      I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/25/2001   S          2,300.00(1) D         $105.0983                      I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/26/2001   S          2,300.00(1) D         $103.8201                      I         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.     Page 11 of 14 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JOHN W. STANTON             5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                 John W. Stanton


Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                     Page 12 of 14
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)

------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Stanton            John              W.           Voicestream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
VoiceStream Wireless Corporation                  Number of Reporting        Month/Year          X  Officer (give     Other (specify
3650 131st Avenue SE, Ste. 400                    Person                     4/2001             ---- title below) --- below)
--------------------------------------------      (Voluntary)             -------------------
                  (Street)                                                5. If Amendment,      Chairman and Chief Executive Officer
Bellevue           WA              98006                                     Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/27/2001   S          2,300.00(1) D         $104.1025                      1         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/30/2001   S         11,866.00(1) D         $106.0435                      1         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/30/2001   S          2,300.00(1) D         $105.549   1,205,460.00        1         By Stanton
                                                                                                                      Communications
                                                                                                                      Corp.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    4/30/2001   S          2,966.00(1) D         $106.0435    162.704.00        1         By Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.     Page 13 of 14 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     Underlying            of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JOHN W. STANTON             5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                 John W. Stanton


Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                     Page 14 of 14
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)
